Exhibit 10.1

Spherix Incorporated

SUMMARY OF ANNUAL COMPENSATION OF MEMBERS OF

THE BOARD OF DIRECTORS OF SPHERIX INCORPORATED

Non-employee directors of Spherix Incorporated (“Spherix”) receive the following annual compensation for service as a member of Spherix:

•                  Annual retainer of $2,000;

•                  Fees of $1,200 for each meeting of the Spherix board and each in-person Spherix committee meeting attended not in conjunction with a board meeting;  and

•                  Stock option for shares of Spherix common stock with an exercise price equal to the closing price on the date of grant. The number of option shares granted annually is typically between one thousand and three thousand for each director. In 2005, 2,500 options were granted to each of the outside Directors. In 2004, no options were granted to the outside Directors.